UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 1, 2009

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756

(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard

Incline Village, Nevada 89451

(Address of principal executive offices, with zip code)

(775) 832-8500

(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Director.

Effective as of August 1, 2009, the Board of Directors (the “Board”) of PDL BioPharma, Inc. (“PDL” or “we”) increased the number of the Company’s authorized directors to 6 and elected Harold E. (“Barry”) Selick, Ph.D., to fill the resulting vacancy on the Company’s Board of Directors.

Dr. Selick has served as chief executive officer of Threshold Pharmaceuticals since June 2002. From January 1999 to April 2002, he was chief executive officer of the biotechnology company Camitro Corporation. From 1992 to 1999, he worked at the Affymax Research Institute, the drug discovery technology development center for Glaxo Wellcome plc, most recently as vice president of research. Prior to joining Affymax, he held scientific positions at Protein Design Labs, Inc. and Anergen, Inc. As a staff scientist at Protein Design Labs, he was a co-inventor of the technology underlying the creation of fully humanized antibody therapeutics and applied this technology to the Company’s first product, Zenapax ®, which was developed and commercialized by Roche for the prevention of kidney transplant rejection. Dr. Selick received his B.S. and Ph.D. from the University of Pennsylvania and was a Damon Runyon-Walter Winchell Cancer Fund Fellow and an American Cancer Society Senior Fellow at the University of California, San Francisco.

As a new director, Dr. Selick receives a restricted stock grant pursuant to the Company’s 2005 Equity Incentive Plan equal to the number of shares of restricted stock having an aggregate value of $42,192, based on the closing price of such shares on August 3, 2009. Such grant will vest in its entirety on June 4, 2010.

Pursuant to our program for the compensation of Board members who are not employees of PDL (“Outside Directors”), which was ratified by our Board on February 3, 2009, Dr. Selick is authorized to receive a cash retainer of $75,000 per year with respect to his service as a Board member.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ Christopher Stone
Christopher Stone
Vice President, General Counsel and Secretary

Dated: August 6, 2009